Bonds.com 8-K

Exhibit 10.1

SUB-SUBLEASE AGREEMENT
BY AND BETWEEN

HEWITT ASSOCIATES LLC

an Illinois limited liability company

as Sub-Sublandlord

AND

BONDS.COM, INC.

a Delaware corporation

as Sub-Subtenant

1500 Broadway
New York, New York

DATED AS OF FEBRUARY 24, 2012

SUB-SUBLEASE AGREEMENT

THIS SUB-SUBLEASE AGREEMENT (this “Sub-Sublease”) is entered as of the 24th day of February, 2012, by and between HEWITT ASSOCIATES LLC, an Illinois limited liability company (“Sub-Sublandlord”) and BONDS.COM, INC., a Delaware corporation (“Sub-Subtenant”).

WITNESSETH:

A.           Pursuant to the Master Lease (hereinafter defined), Master Landlord (hereinafter defined) has leased to Sublandlord the Master Premises (as hereinafter defined); and

B.           Pursuant to the Sublease (hereinafter defined), Sublessor (hereinafter defined) has leased to Sub-Sublandlord the Demised Premises (as hereinafter defined); and

C.           Sub-Sublandlord desires to sublease to Sub-Subtenant, and Sub-Subtenant desires to sublease from Sub-Sublandlord, the Sub-Sublease Premises (as hereinafter defined), subject to the terms and conditions of the Master Lease, the Sublease and the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, Sub-Sublandlord and Sub-Subtenant hereby agree as follows:

1.   Definitions.  For purposes of this Sub-Sublease, the following terms shall have the meanings indicated:

(a) Additional Rent.  As defined in Section 5(f) hereof.

(b) Base Rent.  As defined in Section 5(a) hereof.

(c) Building.  The building commonly known as 1500 Broadway, New York, New York (and in accordance with how “Building” is defined in the Master Lease).

(d) Demised Premises.  The entire thirtieth (30th ) floor and a portion of the thirty-first (31st) floor of the Building consisting of approximately 19,085 rentable square feet (and in accordance with how “Demised Premises” is defined in the Sublease).

(e) Master Premises.  The entire tenth (10th) floor, thirtieth (30th) floor, thirty-first (31st) floor and thirty-second (32nd) floor of the Building (and in accordance with how “Premises” is defined in the Master Lease).

(f) Master Landlord.  ZAPCO 1500 INVESTMENT L.P., a Delaware limited partnership

(g) Master Lease.  That certain Agreement of Lease dated of May 1, 2002 by and between Master Landlord, as “Landlord” thereunder, and Sublessor as “Tenant” thereunder, with respect to the Master Premises, a true and correct redacted copy of which is attached hereto as Exhibit A.

(h) Security Deposit.  An amount equal $83,308.67, which amount shall be deposited and held in accordance with Section 17 of this Sub-Sublease.

(i) Sublease.  That certain Sublease dated as of January 22, 2004 by and between Sublessor, as “Sublessor” thereunder, and Sub-Sublandlord as “Subtenant” thereunder, with respect to the Demised Premises, a true and correct copy of which is attached hereto as Exhibit B.

(j) Sublessor.  The Nasdaq Stock Market, Inc.

(k) Sub-Sublease Commencement Date.  As defined in Section 3 hereof.

(l) Sub-Sublease Premises.  A portion of the Premises located on the thirty-first (31st) floor of the Building and consisting of approximately 6,577 square feet, as shown on the space plan attached hereto as Exhibit C and made a part hereof.

All other capitalized terms used but not defined in this Sub-Sublease shall have the same meaning as those defined in the Sublease and/or Master Lease.

2.   Demise.  Sub-Sublandlord hereby leases and demises to Sub-Subtenant, and Sub-Subtenant hereby leases and hires from Sub-Sublandlord, the Sub-Sublease Premises for the Sub-Sublease Term (as hereinafter defined) and on the terms and conditions hereinafter set forth.

3.   Sub-Sublease Term.  The term of this Sub-Sublease (the “Sub-Sublease Term”) shall commence on the date that the written consent of both Master Landlord and Sublessor has been obtained pursuant to Sections 8(g) and 8(h) hereof (the “Sub-Sublease Commencement Date”) and shall expire on August 14, 2014.

4.   Delivery Condition of Sub-Sublease Premises. On the Sub-Sublease Commencement Date, Sub-Sublandlord shall deliver, and Sub-Subtenant shall accept possession of, the Sub-Sublease Premises in its “as is” condition, subject to customary and reasonable wear and tear.  Sub-Subtenant acknowledges that, except as expressly provided herein within this Sub-Sublease, Sub-Sublandlord makes no representation or warranty as to the condition, safety, repair or habitability of the Sub-Sublease Premises, and shall be under no obligation to make, or pay for, any repair, replacement, renovation or improvement to the Sub-Sublease Premises prior to or during the Sub-Sublease Term.  Sub-Subtenant’s taking possession of the Sub-Sublease Premises shall be conclusive evidence that Sub-Subtenant accepts the Sub-Sublease Premises as suitable for the purposes for which they are leased and that Sub-Subtenant waives any defects in the Sub-Sublease Premises and the Building.

5.   Rent.

(a) Base Rent Amount.  Commencing on the date (the “Rent Commencement Date”) that is three months after the Sub-Sublease Commencement Date, Sub-Subtenant shall pay base rent for the Sub-Sublease Premises in the amounts shown below (such amounts being “Base Rent” with the annual amounts for the designated time periods below being the “Annual Base Rent”), in equal monthly installments (“Monthly Base Rent”) during each calendar month during the Sub-Sublease Term as follows:

Period	Base Rent (per rsf)	Annual Base Rent	Monthly Base Rent
Rent Commencement Date – 5/31/2013	$38.00	$249,926.04	$20,827.17
6/1/2013 – 8/14/2014	$42.00	$276,234.00	$23,019.50

(b) Base Rent Payment.  Monthly Base Rent shall be payable to Sub-Sublandlord at c/o ASC/LaSalle Partners, P.O. Box 93861, Chicago, Illinois 60673-386, or such other place that Sub-Sublandlord may from time to time designate in advance in writing by good check, in advance.  The first such payment or Monthly Base Rent shall be due on or before the Rent Commencement Date.  Thereafter, each monthly payment shall be due and payable on the first day of each calendar month thereafter during the Sub-Sublease Term, without previous notice or demand therefor, and without deduction, counterclaim or set-off.  Payments for any partial calendar month shall be prorated based on the number of days within such partial calendar month accruing within the Sub-Sublease Term or applicable rent payment period.

(c) Operating Expenses.  Subtenant agrees that, commencing on January 1, 2013, and for each Operating Year thereafter during the Sub-Sublease Term, in addition to the Base Rent and any other payments or amounts due under this Sub-Sublease, Sub-Subtenant shall pay to Sub-Sublandlord an amount equal to Sub-Subtenant’s share of the amount by which the Operating Payment exceeds the Operating Payment for the calendar year 2012.  Sub-Subtenant shall pay Sub-Subtenant’s share of the excess Operating Payment in accordance with the terms of Article 5 of the Sublease.

(d) Real Estate Tax Escalation.  Sub-Subtenant agrees that, commencing on January 1, 2013, and for each Comparison Year thereafter during the Sub-Sublease Term, and in addition to the Base Rent and any other payments or amounts due under this Sub-Sublease, Sub-Subtenant shall pay to Sub-Sublandlord an amount equal to 35.5% of all amounts paid by Sub-Sublandlord to Sublessor (and Sub-Subtenant shall be entitled to 35.5% of any tax refund or reduction received by Sub-Sublandlord from Sublessor) pursuant to Article 6 of the Sublease; provided that for the purposes of this Sub-Sublease, the “Base Tax Year” shall mean the calendar year 2012, and the Taxes for such Base Tax Year shall be calculated by averaging the Taxes for the two (2) Tax Years ending June 30, 2012, and June 30, 2013.  Sub-Subtenant shall make such payments to Sub-Sublandlord in accordance with the terms of Article 6 of the Sublease.

(e) Electricity.  Electricity for the Sub-Sublease Premises shall be provided in accordance with Article 4(E) of the Sublease.  Electricity consumption within the Sub-Sublease Premises shall be measured by a submeter (which shall measure electricity consumption only in the Sub-Sublease Premises).

(f) Additional Rent.  Except for the Monthly Base Rent, any sums required to be paid by Sub-Subtenant under the terms of this Sub-Sublease and any charges or expenses incurred by Sub-Sublandlord on behalf of Sub-Subtenant under this Sub-Sublease shall constitute additional rent (“Additional Rent”), and Sub-Sublandlord shall have the same rights and remedies for the non-payment thereof as are available to Sub-Sublandlord for the non-payment of Monthly Base Rent.  Base Rent and Additional Rent are collectively known as “Sub-Sublease Rent.”  Sub-Subtenant’s obligation to pay Sub-Sublease Rent shall be an independent covenant of every other covenant or obligation hereunder.  Sub-Sublease Rent shall be due as specified within this Sub-Sublease, and if not otherwise specified in this Sub-Sublease, then it shall be due upon demand from Sub-Sublandlord.

(g) Late Charge.  In the event any installment of Monthly Base Rent or Additional Rent due hereunder is not paid within five (5) calendar days after it is due, then Sub-Subtenant shall also pay to Sub-Sublandlord, as Additional Rent, (i) interest on the unpaid amount at the rate of the lower of (y) ten percent (10%) per annum or (z) the highest interest rate allowed by law.  Further, in addition to the interest charge specified by the immediately preceding sentence, in the event any installment of Monthly Base Rent or Additional Rent is not paid within five (5) calendar days after it is due more than once during any twelve consecutive month period, then for any other late payments of Monthly Base Rent or Additional Rent (not paid within five (5) calendar days after being due) during the remainder of such twelve month period, Sub-Subtenant shall also pay to Sub-Sublandlord, as Additional Rent, a late payment fee equal to five percent (5%) of such delinquent installment of Monthly Base Rent and/or Additional Rent, as the case may be.

(h) Personal Property Tax.  If applicable, Sub-Subtenant shall directly pay the taxing authority any tax levied against the personal property or trade fixtures of Sub-Subtenant in or about the Sub-Sublease Premises.  If Sub-Subtenant fails to pay before delinquency, then such amounts may be paid on behalf of Sub-Subtenant and the amount paid shall constitute Additional Rent due Sub-Sublandlord.

6.   Alterations.  Sub-Subtenant shall not make or permit to be made, any improvements, additions, alterations, painting, carpeting or decorations, structural or otherwise, in or to the Sub-Sublease Premises or the Building without (i) obtaining the prior written consent of Sub-Sublandlord, which consent shall not be unreasonably withheld, delayed or conditioned, (ii) obtaining the prior written consent of Sublessor if required pursuant to the provisions of the Sublease, such consent to be granted or withheld by Sublessor in accordance with the terms of the Sublease, (iii) obtaining the prior written consent of Master Landlord if required pursuant to the provisions of the Master Lease, such consent to be granted or withheld by Master Landlord in accordance with the terms of the Master Lease, and (iv) complying with all the terms and conditions of the Sublease related thereto.  Sub-Subtenant shall promptly provide Sub-Sublandlord all municipal approvals and any documentation approved by Sublessor, if any, related to any such improvements, additions or alterations.  Additionally, in connection with the undertaking of any such work by Sub-Subtenant in the Sub-Sublease Premises, (y) Sub-Subtenant’s contractors shall comply with any and all rules and regulations with respect thereto promulgated by Sublessor, and (z) Sub-Subtenant shall be responsible for the payment to the Sublessor of any amounts required by the Sublease relating exclusively to Sub-Subtenant’s alterations; provided that (aa) in Article 17 of the Sublease, “Overlandlord” shall mean Master Landlord and (bb) notwithstanding clause (aa) above, Sub-Subtenant shall pay any reasonable out-of-pocket costs of Sub-Sublandlord that may be incurred by Sub-Sublandlord in the review of any proposed alteration by Sub-Subtenant.  Except as may be prohibited by law, Sub-Subtenant shall indemnify Sub-Sublandlord and hold it harmless from any injury to the Sub-Sublease Premises or the Building or loss of life or injury to persons or property in or around the Sub-Sublease Premises or the Building resulting from such work by Sub-Subtenant and its contractors.

7.   Assignment and Sub-subletting.  Sub-Subtenant shall have the same rights as Sub-Sublandlord has under the Sublease, and shall be subject to the same conditions as Sub-Sublandlord is subject under the Sublease, to: (i) assign this Sub-Sublease or any of its rights hereunder; (ii) further sublet the Sub-Sublease Premises or any part thereof to any other person or entity; (iii) permit the use of the Sub-Sublease Premises by any person or entity other than Sub-Subtenant or its employees; or (iv) permit the assignment or other transfer of this Sub-Sublease or any of Sub-Subtenant’s rights hereunder by operation of law (collectively, “Transfer”); provided that any such Transfer shall be subject to (x) Sub-Sublandlord’s prior consent where such consent is required by the Sublease, (y) Sublessor’s prior consent where such consent is required by the Sublease and (z) Master Landlord’s prior consent where such consent is required by the Master Lease.  Neither the consent by Sub-Sublandlord to any Transfer, nor the acceptance or collection of rent or other compensation from any party to a Transfer, shall be construed as a release of Sub-Subtenant from liability for each and every term or obligation of this Sub-Sublease.  No consent by Sub-Sublandlord to any Transfer in any one instance shall constitute a waiver of the necessity for such consent in any subsequent instance.  Any attempted Transfer of the Sub-Sublease Premises by Sub-Subtenant in violation of the terms and provisions of this Section 7 shall be void and of no force and effect.

8.   Sublease.

(a) Incorporation of Sublease.  Sub-Sublandlord’s rights in and to the Sub-Sublease Premises are governed by the Sublease.  This Sub-Sublease shall be subject and subordinate in all respects to the Sublease.  All of the terms, covenants and conditions of the Sublease, to the extent applicable to the Sub-Sublease Premises, shall be, except as otherwise expressly provided in this Sub-Sublease or where inapplicable to or inconsistent with this Sub-Sublease, (i) incorporated by reference into this Sub-Sublease as if completely set forth herein, and (ii) interpreted as if Sub-Sublandlord was the “Sublessor,” Sub-Subtenant was the “Subtenant,” this Sub-Sublease was the “Sublease,” and the Sublease Premises were the “Demised Premises” under the applicable incorporated term, covenant, or condition of the Sublease.  Notwithstanding the foregoing, the parties agree that the following provisions of the Sublease are not so incorporated herein by reference: Article 2(B), Article 4, Article 7, Article 12, Article 21, Article 23, Article 25, Article 27, Article 35, and Article 40.  Sub-Subtenant shall perform all obligations of Sub-Sublandlord, as Subtenant under the Sublease, to the extent related to the Sub-Sublease Premises (except that Sub-Subtenant’s obligations for rent shall be limited to the obligation to pay Sub-Sublease Rent as set forth in Section 5 of this Sub-Sublease).  Sub-Sublandlord agrees that it shall be responsible for performing those obligations of Subtenant under the incorporated provisions of the Sublease to the extent that Sub-Subtenant is not responsible for such obligations pursuant to the terms of this Sub-Sublease.  Notwithstanding the foregoing, Sub-Subtenant expressly agrees and acknowledges that Sub-Sublandlord shall not be obligated to perform, and shall not be liable for the performance by Sublessor or any of the covenants and obligations of Sublessor under the Sublease or as incorporated into this Sub-Sublease and that Sub-Subtenant shall have no claim against Sub-Sublandlord by reason of any default by Sublessor in performing such covenants and obligations.  Notwithstanding anything to the contrary, if Sublessor defaults in any of its obligations under the Sublease and such default shall adversely affect Sub-Subtenant’s use of the Sub-Sublease Premises or shall adversely affect any of Sub-Subtenant’s rights under this Sub-Sublease, Sub-Sublandlord shall, upon request of Sub-Subtenant, make a demand upon Sublessor to perform its obligations under the Sublease with respect to the Demised Premises.  If following the making of such demand, Sublessor shall fail to perform its obligations under the Sublease, then upon Sub-Subtenant’s request, Sub-Sublandlord shall, at Sub-Subtenant’s expense, take all commercially reasonable measures, including, without limitation, if reasonably requested by Sub-Subtenant (and at Sub-Subtenant’s expense, as approved by Sub-Subtenant in advance), commence a proceeding or, if so provided in the Sublease, arbitration to enforce the relevant provisions of the Sublease on behalf of Sub-Subtenant with respect thereto, provided that Sub-Sublandlord need not commence or continue any such measures or proceedings (i) unless Sub-Subtenant has advanced to Sub-Sublandlord all of the expected expenses related thereto as reasonably estimated from time to time by Sub-Sublandlord, or (ii) if such measures or proceedings will adversely and materially affect Sub-Sublandlord’s use or occupancy of the balance of the Demised Premises or any of Sub-Sublandlord’s rights under this Sub-Sublease or the Sublease.  To the extent Sub-Sublandlord elects to jointly participate in any such measures or proceedings for Sub-Sublandlord’s own benefit due to an issue relating to the balance of the Demised Premises outside of the Sub-Sublease Premises or other issue relating to Sub-Sublandlord’s rights, then Sub-Sublandlord agrees to pay its proportionate share of the cost of such measure or proceeding.  Sub-Sublandlord shall not agree to any amendment to or termination of the Sublease that (i) would materially adversely affect Sub-Subtenant’s rights, or expand Sub-Subtenant’s obligations, under this Sub-Sublease, or (ii) would have a material adverse effect on Sub-Subtenant’s occupancy or use of the Sub-Sublease Premises for their intended purposes, without, in either event, first obtaining Sub-Subtenant’s prior written approval thereof, which consent may be granted or withheld in Sub-Subtenant’s sole and absolute discretion.

(b) Sub-Subtenant Covenant.  Sub-Subtenant shall not cause or permit any act which would cause Sub-Sublandlord to be in default of the Sublease or would give Sublessor the right to terminate the Sublease prior to the stated expiration of the term thereof.  Except as may be prohibited by law, Sub-Subtenant shall indemnify and hold harmless Sub-Sublandlord from and against any loss, liability, claim, cost or expense (including reasonable attorneys’ fees) suffered or paid directly or indirectly by Sub-Sublandlord in any action or proceeding between Sub-Sublandlord and Sub-Subtenant or Sub-Sublandlord and any third party or otherwise as a result of any default under the Sublease or termination or attempted termination of the Sublease to the extent resulting from any such act or omission by Sub-Subtenant, except to the extent arising out of the acts or omissions of Sub-Sublandlord.  This provision shall survive the termination of this Sub-Sublease

(c) Termination.  If at any time prior to the expiration of the Sub-Sublease Term, the Sublease shall terminate or be terminated for any reason, or Sub-Sublandlord’s right to possession shall terminate without termination of the Sublease, this Sub-Sublease shall simultaneously terminate.

(d) Rights to the Sub-Sublease Premises.  Notwithstanding any provision contained herein to the contrary, during the Sub-Sublease Term, (i) Sub-Subtenant shall have no greater rights in and to the Sub-Sublease Premises than Sub-Sublandlord shall have, from time to time, in and to the Demised Premises under the Sublease, and (ii) without the express written consent of the Sublessor and Sub-Sublandlord (which consent of Sub-Sublandlord shall be given in Sub-Sublandlord’s sole and absolute discretion), Sub-Subtenant shall not have the right to exercise any options to renew, extend, contract expand, negotiate or terminate the Sublease (or any right of first offer or right of first refusal) to the extent such options are exercisable by Sub-Sublandlord, nor shall Sub-Subtenant have any right to any security deposit, improvement allowance, funds provided by Sublessor (except as expressly provided with respect to a tax refund or reduction as provided in Section 5(d) of this Sub-Sublease), or rent abatement (except as expressly provided with respect to a casualty or condemnation as provided in Section 24 of this Sub-Sublease) as may be provided under the Sublease.

(e) Services and Utilities; Sublessor Obligations.  Sub-Subtenant acknowledges that all utilities and services to the Sub-Sublease Premises, including without limitation water, heating, air-conditioning, and janitorial, are not the obligation of Sub-Sublandlord and are to be provided by the Sublessor (or as otherwise provided in the Sublease) in accordance with, and subject to, the terms of the Sublease and this Sub-Sublease; provided, however, that in the event that the Sublease states that Sub-Sublandlord, as tenant thereunder, is to contract for certain utilities directly with a utility provider, then Sub-Subtenant shall be deemed to have assumed that obligation as of the Sub-Sublease Commencement Date with respect to the Sub-Sublease Premises.  Sub-Sublandlord hereby grants to Sub-Subtenant Sub-Sublandlord’s rights under the Sublease to receive from Sublessor all services and repairs to the extent that Sub-Sublandlord is entitled to receive same under the Sublease.  Should Sublessor furnish additional services to Sub-Subtenant at Sub-Subtenant’s request or because of Sub-Subtenant’s use of the Sub-Sublease Premises in addition to those normal amounts provided under the Sublease, Sub-Subtenant shall be responsible for the payment thereof to Sublessor solely to the extent that such additional services relate to the Sub-Sublease Premises or otherwise in connection with Sub-Subtenant’s request or use of the Sub-Sublease Premises.  Additionally, any utilities directly paid by Sub-Sublandlord for any portion of the Sub-Sublease Premises shall be paid, at Sub-Sublandlord’s option and upon advance notice to Sub-Subtenant, either by Sub-Subtenant directly to the utility company providing the utility in question, directly to Sublessor, or as reimbursement to Sub-Sublandlord.

(f) Surrender.  Unless otherwise directed by Sub-Sublandlord, or provided in this Sub-Sublease to the contrary, Sub-Subtenant shall, at the expiration or earlier termination of the Sub-Sublease Term, (i) remove all personal property, equipment and trade fixtures owned or installed by Sub-Subtenant (including without limitation any furniture conveyed to Sub-Subtenant by bill of sale as contemplated in Section 25 of this Sub-Sublease), (ii) remove any alterations (so long as Sub-Subtenant was notified of the removal requirement at or prior to the time of installation), and (iii) except as provided in clause (i) or (ii) of this paragraph, return the Sub-Sublease Premises in the same condition as of the Sub-Sublease Commencement Date, reasonable wear and tear excepted.  Notwithstanding the foregoing, in no event shall Sub-Subtenant be required to remove (y) any alterations not required under the provisions of the Sublease to be removed by Sub-Sublandlord upon the expiration or termination of the term of the Sublease, and (z) any alterations, equipment or trade fixtures in place on the date of this Sub-Sublease, or installed or made by or on behalf Sub-Sublandlord.

(g) Sublessor Consent.  This Sub-Sublease shall not be effective unless and until consented to by the Sublessor in accordance with the Sublease and this Section 8(g).  Sub-Subtenant agrees to promptly provide to Sub-Sublandlord any and all information regarding Sub-Subtenant, including without limitation financial statements, that Sublessor may reasonably request and Sub-Subtenant and Sub-Sublandlord shall otherwise cooperate to satisfy any reasonable non-monetary requirement Sublessor may impose as a condition to its consent to this Sub-Sublease.  This Sub-Sublease and the obligations of the parties hereunder are expressly conditioned upon Sub-Sublandlord obtaining the prior written consent of the Sublessor to this fully executed Sub-Sublease (to the extent required by the Sublease) (the “Sublessor Consent”).  If the Sublessor Consent has not been received within thirty (30) days after the execution and delivery of this Sub-Sublease, Sub-Subtenant shall have the right to terminate this Sub-Sublease by delivering written notice thereof to Sub-Sublandlord at any time thereafter but prior to receipt of the Sublessor Consent.  If the Sublessor Consent has not been received within sixty (60) days after the execution and delivery of this Sub-Sublease, and if Sub-Subtenant has not terminated this Sub-Sublease pursuant to the immediately preceding sentence, Sub-Sublandlord shall have the right to terminate this Sub-Sublease by delivering written notice thereof to Sub-Subtenant at any time thereafter but prior to receipt of the Sublessor Consent.

(h) Master Landlord Consent.  This Sub-Sublease shall not be effective unless and until consented to by the Master Landlord in accordance with the Master Lease and this Section 8(h).  Sub-Subtenant agrees to promptly provide to Sub-Sublandlord any and all information regarding Sub-Subtenant, including without limitation financial statements, that Master Landlord may reasonably request and Sub-Subtenant and Sub-Sublandlord shall otherwise cooperate to satisfy any reasonable non-monetary requirement Master Landlord may impose as a condition to its consent to this Sub-Sublease.  This Sub-Sublease and the obligations of the parties hereunder are expressly conditioned upon Sub-Sublandlord obtaining the prior written consent of the Master Landlord to this fully executed Sub-Sublease (to the extent required by the Master Lease) (the “Master Landlord Consent”).  If the Master Landlord Consent has not been received within thirty (30) days after the execution and delivery of this Sub-Sublease, Sub-Subtenant shall have the right to terminate this Sub-Sublease by delivering written notice thereof to Sub-Sublandlord at any time thereafter but prior to receipt of the Master Landlord Consent.  If the Master Landlord Consent has not been received within sixty (60) days after the execution and delivery of this Sub-Sublease, and if Sub-Subtenant has not terminated this Sub-Sublease pursuant to the immediately preceding sentence, Sub-Sublandlord shall have the right to terminate this Sub-Sublease by delivering written notice thereof to Sub-Subtenant at any time thereafter but prior to receipt of the Master Landlord Consent.

9.   Restrictions on Use.  Sub-Subtenant shall only use the Sub-Sublease Premises as permitted by the Sublease and this Sub-Sublease, including without limitation Article 3 of the Sublease and for no other uses.  Sub-Subtenant shall not (i) commit waste on or to the Sub-Sublease Premises or the Building, or (ii) use the Sub-Sublease Premises for any unlawful purpose or in violation of any municipal laws or regulations, insurance requirements or any certificate(s) of occupancy.

10.   Sub-Sublandlord Right to Cure.  If Sub-Subtenant shall breach any term, covenant or condition of this Sub-Sublease with regard to the making of any payment or the doing of any act, which results or may result (at such time or at a later date if the same is allowed to continue without being cured) in the occurrence of a default or breach under the Sublease, then in addition to any rights and remedies available to Sub-Sublandlord hereunder or under the Sublease, Sub-Sublandlord shall have the right to make such payment or to do such act to endeavor to cure such default.  Any payments made, and any reasonable out-of-pocket costs or expenses (including reasonable attorneys’ fees) incurred, by Sub-Sublandlord in connection with its exercise of its rights under this Section 10, shall constitute Additional Rent and shall also bear interest thereon at the rate of the lower of (i) ten percent (10%) per annum or (ii) the highest interest rate allowed by law.  Sub-Subtenant shall reimburse Sub-Sublandlord for the cost incurred by Sub-Sublandlord in making such payment or doing such act (plus the above described interest) within ten (10) days of receipt of a written notice therefor.

11.   Indemnification.

(a) Sub-Subtenant shall, except as may be prohibited by law, indemnify and save Sub-Sublandlord, Sublessor, Master Landlord and their respective agents and employees harmless from and against all liability, claims, suits, judgments, damages, costs and expenses (including reasonable attorneys’ fees, court costs and disbursements) to which any of them may be subject or suffer, suffered or paid directly or indirectly by Sub-Sublandlord in any action or proceeding between Sub-Sublandlord and Sub-Subtenant or Sub-Sublandlord and any third party or otherwise to the extent arising from or in connection with (i) the use or occupancy of the Sub-Sublease Premises during the Sub-Sublease Term, (ii) any act of omission of Sub-Subtenant, or any default or claimed default on the part of Sub-Sublandlord under the Sublease to the extent that it results from the failure of Sub-Subtenant to perform any obligation of the “Subtenant” under those provisions of the Sublease incorporated in this Sub-Sublease; or (iii) any default by Sub-Subtenant in performing any of its covenants under this Sub-Sublease; all except to the extent arising out of the acts or omissions of Sub-Sublandlord.

(b) Sub-Sublandlord covenants that it shall observe and perform the terms and conditions of the Sublease and Sub-Sublandlord shall not do or permit to be done anything that would constitute a violation or breach of any of the terms, conditions or provisions of the Sublease, or that would cause the Sublease to be terminated or forfeited by virtue of any rights of termination (except any termination rights related to a casualty or condemnation) or forfeiture vested in Sub-Sublandlord thereunder.  Sub-Sublandlord agrees that, to the fullest extent permitted by law, it shall indemnify, defend and hold Sub-Subtenant and its agents and employees harmless from and against all claims, liabilities, penalties and expenses, (including. without limitation, reasonable attorneys’ fees, court costs and disbursements) suffered or paid directly or indirectly by Sub-Subtenant in any action or proceeding between Sub-Sublandlord and Sub-Subtenant or Sub-Subtenant and any third party or otherwise to the extent arising from or in connection with any default by Sub-Sublandlord under the terms, covenants and conditions of the Sublease or this Sub-Sublease, except to the extent arising out of the acts or omissions of Sub-Subtenant.

12.   Default of Sub-Subtenant.  If (a) Sub-Subtenant shall fail to pay any installment of Sub-Sublease Rent or an additional rent provided herein when due, which failure is not cured within three (3) business days after notice from Sub-Sublandlord; (b) Sub-Subtenant shall violate or fail to perform any of the other conditions, covenants or agreements herein made by Sub-Subtenant (except as provided in Subsections 12(a) or l2(c) thru (i) hereof) and such violation or failure shall continue for a period of thirty (30) days after written notice thereof to Sub-Subtenant by Sub-Sublandlord (unless such violation or failure is of such a nature that it cannot be cured within such period, in which event Sub-Subtenant shall have a reasonable period to commence such cure and shall thereafter diligently pursue same); (c) any default under the Sublease occurs if and to the extent resulting directly from the failure of Sub-Subtenant to perform any obligation of Sub-Subtenant under this Sub-Sublease, including without limitation any obligation of the “Subtenant” under those provisions of the Sublease incorporated in this Sub-Sublease; (d) any termination of the Sublease occurs if and to the extent resulting directly from any act or omission of Sub-Subtenant, its employees or agents; (e) Sub-Subtenant shall abandon while Sub-Subtenant is in monetary default under this Sub-Sublease; (f) any assignment, sublease, encumbrance or other transfer of this Sub-Sublease, or any interest therein, by Sub-Subtenant, whether voluntarily or by operation of law, whether by judgment, or other means, in violation of the provisions or this Sub-Sublease; (g) Sub-Subtenant becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for Sub-Subtenant or for the major part of its property; (h) a trustee or receiver is appointed for Sub-Subtenant or for the major part of its property and is not discharged within 60 days after such appointment; or (i) bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings for relief under any bankruptcy law, or similar law for relief of debtors, are instituted by or against Sub-Subtenant (provided that if same is instituted against Sub-Subtenant, Sub-Subtenant shall have 60 days in which to discharge such proceedings), and, then and in any of such events (each a “Default”), Sub-Sublandlord shall have all rights and remedies at law or in equity against Sub-Subtenant; and in addition thereto, Sub-Sublandlord shall have all rights and remedies against Sub-Subtenant for a Default that Sublessor has under the Article 20 of the Sublease for the occurrence of a default by Sub-Sublandlord as subtenant thereunder.

If after the occurrence of a Default Sub-Sublandlord is entitled to possession of the Sub-Sublease Premises pursuant to any provision hereof, Sub-Sublandlord, without notice to quit or re-enter, may re-enter and take possession of the Sub-Sublease Premises, or any part thereof, and repossess the same as of Sub-Sublandlord’s former estate and expel Sub-Subtenant and those claiming through or under Sub-Subtenant and remove the effects of both or either, by summary proceedings, or by action at law or in equity or by force (if necessary) or otherwise, without being deemed guilty of trespass and without prejudice to any other remedy for default hereunder.

13.   Quiet Enjoyment.  Provided that this Sub-Sublease is in full force and effect and no Default by Sub-Subtenant exists, Sub-Subtenant may, subject to the terms of this Sub-Sublease, peaceably and quietly enjoy the Sub-Sublease Premises without hindrance by Sub-Sublandlord or any person lawfully claiming through or under Sub-Sublandlord.

14.   Attorneys’ Fees.  If Sub-Sublandlord or Sub-Subtenant shall require the services of attorneys after a breach by Sub-Subtenant or Sub-Sublandlord of any of the terms, covenants or conditions of this Sub-Sublease, the prevailing party shall pay or reimburse the other party the reasonable fees of such attorneys and all applicable court costs.

15.   Notices.  All payments or notices required or permitted hereunder shall be in writing and (i) hand delivered; (ii) mailed, certified or registered mail, postage prepaid and return receipt requested; or (iii) sent by overnight courier service as follows:

If to Sub-Sublandlord:	Aon Service Corporation
Attention: Corporate Real Estate
200 E. Randolph, 6th Floor
Chicago, Illinois 60601

with a copy to:	Jones Lang LaSalle
Attention: Lease Administration
525 William Penn Place
3 Mellon Center, 20th floor
Pittsburgh, Pennsylvania 15259-0001

If to Sub-Subtenant:	Bonds.com
529 Fifth Avenue
8th floor, New York, NY 10017 (prior to commencement)

After Commencement:	to the Sub-Sublease Premises

16.   Brokerage.  Sub-Sublandlord and Sub-Subtenant each represents and warrants to the other that no real estate agent, broker or finder, other than CBRE, Inc. (“Broker”), has acted for it with respect to this Sub-Sublease or the transaction contemplated hereby.  Sub-Sublandlord shall be responsible for Broker’s commission pursuant to the terms of a separate agreement.  Subject to the terms of this Section 16, Sub-Sublandlord and Sub-Subtenant each does hereby indemnify and hold the other harmless from the claim of any persons claiming by or through it by reason of this Sub-Sublease or the transaction contemplated hereby.  The provisions of this Section 16 shall survive termination or expiration of this Sub-Sublease.

17.   Security Deposit.  Sub-Subtenant shall pay to Sub-Sublandlord upon execution of this Sub-Sublease, the Security Deposit to be held by Sub-Sublandlord as security for the performance of Sub-Subtenant’s obligations under this Sub-Sublease as provided below.  The Security Deposit shall be held by Sub-Sublandlord, without liability for interest, as security for the faithful performance by Sub-Subtenant of all of its obligations under this Sub-Sublease.  Sub-Sublandlord shall not be required to keep the Security Deposit separate from its other accounts.  Sub-Sublandlord may apply all or a part of the Security Deposit to any monetary Default or to cure any other Default of Sub-Subtenant hereunder, and to compensate Sub-Sublandlord for all damage and expense sustained as a result of such Default.  If all or any portion of the Security Deposit is so applied, Sub-Subtenant shall deposit cash sufficient to restore the Security Deposit to its original amount within five (5) days after Sub-Subtenant’s receipt of Sub-Sublandlord’s written demand therefor.  Provided that Sub-Subtenant complies with all of its obligations hereunder and promptly pays Sub-Sublease Rent when due, Sub-Sublandlord shall refund the Security Deposit to Sub-Subtenant within thirty (30) days after the later of the expiration of earlier termination of the Sub-Sublease or Sub-Subtenant’s vacating of the Sub-Sublease Premises.  No trust relationship is created herein between Sub-Sublandlord and Sub-Subtenant with respect to the Security Deposit.  Any deposit under the Sublease which may be returned by the Sublessor will be the property of Sub-Sublandlord.

In lieu of a cash Security Deposit, Sub-Subtenant may deliver to Sub-Sublandlord a clean, irrevocable, non-documentary and unconditional letter of credit (the “Letter of Credit”) issued by and drawn upon a financial institution with credit ratings of at least “A-” (long term) as issued by Standard and Poor’s and at least “A3” (long term) as issued by Moody’s (provided that if such financial institution is then rated by only one of such rating bureaus, it satisfies the aforesaid rating requirement for such rating bureau), and otherwise acceptable to Sub-Sublandlord (the “Issuer”), which Letter of Credit shall have a term of not less than one year, be in form and content satisfactory to Sub-Sublandlord, be for the account of Sub-Sublandlord, be in the amount of the Security Deposit then required to be deposited hereunder, and be fully transferable by Sub-Sublandlord to its successors and/or assigns without the payment of any fees or charges, it being agreed that if any such fees or charges shall be so imposed, then such fees or charges, shall be paid by Sub-Subtenant.  The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one (1) year each thereafter during the Sub-Sublease Term, unless the Issuer sends notice (the “Non-Renewal Notice”) to Sub-Sublandlord by certified mail, return receipt requested, not less than sixty (60) days next preceding the then expiration date of the Letter of Credit that it elects not to have such Letter of Credit renewed.  Additionally, the Letter of Credit shall provide that Sub-Sublandlord shall have the right, exercisable upon its receipt of the Non-Renewal Notice, by sight draft on the Issuer, to receive the monies represented by the existing Letter of Credit and in such event, Sub-Sublandlord shall hold such proceeds pursuant to the terms of this Section as a cash security pending the replacement of such Letter of Credit.  If a Default shall have occurred and be continuing with respect to any provision of this Sub-Sublease, including but not limited to the provisions relating to the payment of Sub-Sublease Rent, Sub-Sublandlord may apply or retain the whole or any part of the cash security so deposited or may notify the Issuer and thereupon receive all the monies represented by the Letter of Credit and use, apply, or retain the whole or any part of such proceeds, as provided in this Section.  Sub-Sublandlord shall also have the right at its option to make partial draws upon the Letter of Credit to cure a Default existing on a current basis, without prejudicing any right of Sub-Sublandlord to make future draws upon the Letter of Credit to address a Default occurring subsequently.  Any portion of the cash proceeds of the Letter of Credit drawn upon by Sub-Sublandlord and not so used or applied by Sub-Sublandlord in satisfaction of the obligations of Sub-Subtenant as to which such a Default shall have occurred shall be retained by Sub-Sublandlord as a cash Security Deposit as provided herein.  If Sublandlord applies or retains any part of the cash security or proceeds of the Letter of Credit, as the case may be, Sub-Subtenant shall, within five (5) days after written demand therefor, deposit with Sub-Sublandlord the amount so applied or retained so that Sub-Sublandlord shall have the full Security Deposit required pursuant to this Section on hand at all times during the Sub-Sublease Term.  If Subtenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Sub-Sublease, the Letter of Credit shall be returned to Sub-Subtenant after this Sub-Sublease expires and after delivery of possession of the Sub-Sublease Premises to Sub-Sublandlord.  In the event of a transfer of Sub-Sublandlord’s interest in the Sub-Sublease Premises, within thirty (30) days of notice of such transfer, Sub-Subtenant, at Sub-Subtenant’s sole cost and expense, shall arrange for the transfer of the Letter of Credit to the new Sub-Sublandlord, as designated by Sub-Sublandlord, or have the Letter of Credit reissued in the name of the new Sub-Sublandlord and Sub-Sublandlord shall thereupon be released by Sub-Subtenant from all liability for the return of the reissued Letter of Credit, provided that Sub-Sublandlord shall return the original Letter of Credit issued in Sub-Sublandlord’s name to Sub-Subtenant.  Sub-Subtenant acknowledges and agrees that the Letter of Credit is a separate and independent obligation of the Issuer to Sub-Sublandlord and that Sub-Subtenant is not a third party beneficiary of such obligation.  In addition, Sub-Subtenant agrees that Sub-Sublandlord’s right to draw upon the Letter of Credit in whole or in part as set forth herein, shall not in any way be restricted, impaired, altered or limited by virtue of any provision of the United States Bankruptcy Code or any other law affecting creditors rights.

18.   Execution.  Sub-Sublandlord and Sub-Subtenant each represents that (i) the person executing this Sub-Sublease on behalf of such party is duly authorized to execute this Sub-Sublease on behalf of such party; and (ii) such party has full power and authority to execute this Sub-Sublease and perform its obligations hereunder without the consent of any other person or entity.

19.   Construction.  This Sub-Sublease (i) embodies the entire integrated agreement of Sub-Sublandlord and Sub-Subtenant with respect to Sub-Subtenant’s lease and. occupancy of the Sub-Sublease Premises, and supersedes all prior agreements and understandings, whether written or oral; (ii) may be executed in multiple counterparts, each of which shall constitute an original and all of which shall constitute but one and the same agreement; and (iii) shall be governed by and construed in accordance with the laws of the state within which the Sub-Sublease Premises is located.  If any provision of this Sub-Sublease conflicts with a provision of the Sublease, the provisions of this Sub-Sublease shall govern.

20.   Entry by Sub-Sublandlord, Sublessor and Master Landlord.  Sub-Subtenant shall permit Sub-Sublandlord, Sublessor and Master Landlord or their authorized agent or representative entry into the Sub-Sublease Premises upon not less than twenty-four (24) hours prior notice at reasonable times (or at any time in the event of an emergency in which case no prior notice shall be required), in accordance with the provisions of the Sublease, for the purpose of entering to make necessary repairs required to be made under the Sublease or the Master Lease and for other purposes specified in the Sublease or pursuant to any other rights under the Master Lease.  Sub-Sublandlord shall use all commercially reasonable efforts not to interfere with Sub-Subtenant’s use of the Sub-Sublease Premises or the operation of its business therein and to protect and preserve Sub-Subtenant’s property during any such entry by Sub-Sublandlord or its authorized agent or representative.

21.   Binding Effect.  This Sub-Sublease shall be binding upon, and inure to the benefit of Sub-Sublandlord and Sub-Subtenant and their respective successors and permitted assigns.  Sub-Sublandlord, with notice to Sub-Subtenant, shall have the right to assign any or all of its rights and powers under this Sub-Sublease.

22.   Holding Over.  If Sub-Subtenant retains possession of the Sub-Sublease Premises after the expiration of the Sub-Sublease Term, Sub-Subtenant shall indemnify Sub-Sublandlord for each month, or portion thereof (appropriately prorated), of such holdover period as rent therefor an amount equal to one hundred fifty percent (150%) of the monthly amount of Sub-Sublease Rent due for the last full month of the Sub-Sublease Term.  Additionally Sub-Subtenant shall, except to the extent as may be prohibited by law, indemnify and hold harmless Sub-Sublandlord for any and all liabilities, claims or damages incurred by Sub-Sublandlord to Sublessor as a result of any such holdover by Sub-Subtenant, including without limitation, the amount of holdover rent and other damages and liabilities that Sub-Sublandlord is obligated to pay and/or compensate Sublessor pursuant to the Sublease.  Sub-Sublandlord shall have no obligation to extend the term of the Sublease or this Sub-Sublease beyond its stated expiration date.

23.   Insurance.  Sub-Subtenant, at its sole expense, shall obtain and keep in force the insurance required to be carried by Sub-Sublandlord, as subtenant, under the Sublease applicable in any way for the lease or use of the Sub-Sublease Premises.

24.   Fire, Casualty or Eminent Domain.  In the event of a fire or other casualty affecting the Building, the Demised Premises (including without limitation the Sub-Sublease Premises), or of a taking of all or part of the Building or the Demised Premises (including without limitation the Sub-Sublease Premises) under the power of eminent domain, in addition to any other applicable provision of this Sub-Sublease, Sub-Sublandlord may, at Sub-Sublandlord’s sole discretion, exercise any right that Sub-Sublandlord may have under the Sublease to terminate the Sublease without being required to obtain the prior written consent of Sub-Subtenant, and, in such event, this Sub-Sublease shall automatically terminate without any liability to Sub-Sublandlord.  In the event Sub-Sublandlord is entitled, as subtenant under the Sublease, to a termination right and/or a rent abatement as a result of a fire or other casualty affecting the Sub-Sublease Premises or as a result of a taking under the power of eminent domain affecting the Sub-Sublease Premises, then Sub-Subtenant shall be entitled to a corresponding termination right and/or proportionate rent abatement applicable to the Sub-Sublease Premises under this Sub-Sublease.  All obligations under the Sublease imposed on Sublessor, as sublandlord thereunder, and Sub-Sublandlord, as subtenant thereunder, to repair or restore leasehold improvements, alterations, fixtures, personal property, furniture, or any other portion of the Sub-Sublease Premises with respect to a casualty occurring during the Sub-Sublease Term, shall be the responsibility of Sub-Sublandlord and Sub-Subtenant, respectively; provided, Sub-Sublandlord may discharge such obligations by causing Sublessor to perform its corresponding obligations under the Sublease.

25.   Furniture.  Sub-Sublandlord shall leave in place the existing furniture currently within the Sub-Sublease Premises as identified on Exhibit D attached hereto and made a part hereof for Sub-Subtenant’s use during the Sub-Sublease Term (“Sub-Sublease Premises Furniture”).  Sub-Sublandlord makes no representation or warranty regarding the condition of the Sub-Sublease Premises Furniture.  Sub-Subtenant agrees to accept such Sub-Sublease Premises Furniture in its “as-is” condition and agrees to be responsible for any repairs to keep in its condition as of the execution of this Sub-Sublease, reasonable wear and tear excepted.  Sub-Subtenant hereby waives any claims against Sub-Sublandlord or liability to Sub-Sublandlord in connection with its use of the Sub-Sublease Premises Furniture.  Prior to the end of the Sub-Sublease Term, Sub-Sublandlord shall convey ownership of the Sub-Sublease Premises Furniture to Sub-Subtenant by bill of sale in its “as-is” condition exclusive of all warranties except that Sub-Sublandlord is the owner of the Sub-Sublease Premises Furniture and that no liens attach thereto, provided that in the event Sub-Subtenant is then in material Default of this Sub-Sublease (beyond all applicable notice and cure periods) on or prior to the end of the Sub-Sublease Term, then Sub-Sublandlord may elect not to convey ownership of the Sub-Sublease Premises Furniture to Sub-Subtenant.

26.   Non-Merger.  Nothing herein shall be construed to merge the interests of Sub-Sublandlord and Sub-Subtenant, whether by operation of law or otherwise.

27.   Prohibited Parties.  Sub-Sublandlord and Sub-Subtenant each represent and warrant that, to its knowledge, it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by the United States Treasury Department as a Specially Designated National and Blocked Person, or for or on behalf of any person, group, entity, or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity, or nation.  Except as may be prohibited by law, each party hereby agrees to defend, indemnify, and hold harmless the other party from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing representation and warranty.

28.   Sub-Sublandlord Representations.  Sub-Sublandlord hereby warrants and represents to Sub-Subtenant that (a) the Sublease is in full force and effect; (b) Sub-Sublandlord is not in default under the Sublease and no circumstance has occurred or failed to occur that, with the passage of time or the giving of notice, would become a default by Sub-Sublandlord under the Sublease; (c) to the best of Sub-Sublandlord’s knowledge, Sublessor is not in default under the Sublease or Master Lease and no circumstance has occurred or failed to occur that, with the passage of time or the giving of notice, would become a default by Sublessor under the Sublease or Master Lease; (d) the sublease attached hereto as Exhibit B is a true and correct copy of the Sublease and the Sublease has not been amended or modified; and (e) there are other no other agreements, oral or written, affecting the Sub-Sublease Premises that would be binding upon Sub-Subtenant.

29.   Directory Listings. Sub-Subtenant shall be entitled to 35.5% of the directory listings available to Sub-Sublandlord pursuant to Article 22 of the Sublease.

30.   Signage.  Sub-Sublandlord shall cause Sublessor, as part of the Sublessor Consent, to agree to install at the Building signage identifying Sub-Subtenant in the locations and in the manner permitted for Sub-Sublandlord under the Sublease.

[Signatures appear on the following page]

IN WITNESS WHEREOF, Sub-Sublandlord and Sub-Subtenant have duly executed this Sub-Sublease as of the date first above written.

SUB-SUBLANDLORD HEWITT ASSOCIATES LLC, an Illinois limited liability company

By:	/s/ Charles Wooding
Name:	Charles Wooding
Title:	Vice President

SUB-SUBTENANT BONDS.COM, INC., a Delaware corporation

By:	/s/ David J. Weisberger
Name:	David J. Weisberger
Title:	COO